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            Consent of Independent Registered Public Accounting Firm

We consent to the references to our firm under the captions "Financial Highlights" in the Prospectus and "Independent Registered Public Accounting Firm" in the Statement of Additional Information and to the use and incorporation by reference of our reports dated September 21, 2009 on the financial statements of the RiverSource Floating Rate Fund, RiverSource Income Opportunities Fund, RiverSource Inflation Protected Securities Fund, and RiverSource Limited Duration Bond Fund of the RiverSource Bond Series, Inc. included in the Annual Reports for the period ended July 31, 2009, as filed with the Securities and Exchange Commission in Post-Effective Amendment No. 61 to the Registration Statement (Form N-1A, No. 2-72174) of the RiverSource Bond Series, Inc.


                                        /s/ Ernst & Young LLP

Minneapolis, Minnesota
September 25, 2009